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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*

                          Citadel Technology, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               172 889 107
                     ----------------------------------
                              (CUSIP Number)

                               June 29, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 172 889 107
          -----------

      Icarus Investments I, Ltd.
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     75-2761446
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Texas
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     3,000,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  3,000,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,000,000
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     12.03%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

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CUSIP No. 172 889 107
          -----------

      Michael Ruff
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).


-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     115,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  115,000
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     115,000
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

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ITEM 1.

    (a)   Name of Issuer
          Citadel Technology, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          3811 Turtle Creek Blvd., Suite 600, Dallas, TX 75219
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          This schedule is filed on behalf of Icarus Investments I, Ltd., a Texas limited partnership, and Michael Ruff, a citizen of the United States of America
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          8144 Walnut Hill Lane, Suite 172, Dallas, TX 75231
          ---------------------------------------------------------------------
    (c)   Citizenship
          See Item 2(a) above
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common Stock, par value $0.01 per share
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          172 889 107
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


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ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(i)  Icarus Investments I, Ltd.

     (a) Amount beneficially owned:
         3,000,000
     ---------------------------------------------------------------------------

     (b) Percent of class:
         12.03%
     ---------------------------------------------------------------------------

     (c) Number of shares as to which the person has:

           (i) Sole power to vote or to direct the vote
               3,000,000
               -----------------------------------------------------------------
          (ii) Shared power to vote or to direct the vote
               0
               -----------------------------------------------------------------
         (iii) Sole power to dispose or to direct the disposition of
               3,000,000
               -----------------------------------------------------------------
          (iv) Shared power to dispose or to direct the disposition of
               0
               -----------------------------------------------------------------
(ii) Michael Ruff

     (a) Amount beneficially owned:
         115,000
     ---------------------------------------------------------------------------

     (b) Percent of class:
         0.5%
     ---------------------------------------------------------------------------

     (c) Number of shares as to which the person has:

           (i) Sole power to vote or to direct the vote
               115,000
               -----------------------------------------------------------------
          (ii) Shared power to vote or to direct the vote
               0
               -----------------------------------------------------------------
         (iii) Sole power to dispose or to direct the disposition of
               115,000
               -----------------------------------------------------------------
          (iv) Shared power to dispose or to direct the disposition of
               0
               -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY



ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP



ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

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ITEM 10. CERTIFICATION

    (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                     July 10, 1998
                                       ----------------------------------------
                                                         Date

                                                   /s/ Michael Ruff
                                       ----------------------------------------
                                                      Signature

                                                     Michael Ruff
                                       ----------------------------------------
                                                      Name/Title

                                       ICARUS INVESTMENTS I, LTD.

                                       By: Icarus Investments, Inc.,
                                           General Partner

                                       By: /s/ Michael Ruff
                                          -------------------------------------
                                          Michael Ruff, President


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                                EXHIBIT INDEX

Exhibit     Description
-------     -----------

 99.1       Agreement pursuant to Rule 13d.1(f)